CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of FundX Investment Trust with respect to the FundX Upgrader Fund, the FundX Flexible Income Fund, the FundX Aggressive Upgrader Fund, the FundX Conservative Upgrader Fund, and the FundX Sustainable Impact Fund, each a series of shares of FundX Investment Trust, and to the use of our report dated November 19, 2020 on the financial statements and financial highlights included in the 2020 Annual Report. Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders, which is incorporated by reference on Form N-1A.

                             /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 29, 2021